UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2008

Burlington Northern Santa Fe Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

                1-11535                                            41-1804964
             (Commission File Number)                                         (I.R.S. Employer Identification No.)

2650 Lou Menk Drive
Fort Worth, Texas 76131
(Address of principal executive offices)  (Zip Code)

(800) 795-2673
(Registrant's telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01	Other Events

1.
On April 30, 2008, a U.S. Magistrate in Montana denied a request by BNSF Railway Company ("BNSF") to enjoin third party claims for environmental restoration damages in a Montana state court lawsuit brought by the City of Livingston and other private plaintiffs.

2.
The request was heard in the context of a previously filed federal court lawsuit concerning remediation at the former BNSF facility in Livingston, Montana.  The decision is a non-binding recommendation and is subject to review by the federal district court and the U.S. Court of Appeals. BNSF’s motion in the Livingston litigation was an attempt to limit the potential effect of the Montana Supreme Court decision in Sunburst School District No. 2 v. Texaco.  The Sunburst decision, which did not involve BNSF, held that restoration damages (damages equating to clean-up costs which are intended to return property to its original condition) may be awarded under certain circumstances even where such damages may exceed the property’s actual value.

3.	Historically, BNSF has faced very limited third party environmental claims and has accrued for received claims when they are probable and estimable.

4.
The legal situation in Montana and the recent increase in claims resulting from the Sunburst decision against BNSF and others have caused BNSF to commence an analysis of potential legal exposure at various Montana sites. While no conclusion has been reached with respect to the amount of any additional accruals, based on the information available at this time, management anticipates that any additional accruals that may be required will not exceed a net charge of $100 million or $0.30 per share.  These costs, if incurred, would be recorded on an undiscounted basis and would likely be paid over a 10-year time period. Any such charges are not expected to have a material result on operations or liquidity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                           BURLINGTON NORTHERN SANTA FE CORPORATION

Date: May 6, 2008                                        By:             /s/ Thomas N. Hund
                                       Thomas N. Hund
                                   Executive Vice President and
                                   Chief Financial Officer